Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-214320) on Form S-8 of Adient plc of our report dated June 26, 2024 relating to the financial statements and supplemental schedules of Bridgewater Interiors, LLC Savings and Investment (401k) Plan appearing in this annual report on Form 11-K for the year ended December 31, 2023.

/s/ Plante & Moran, PLLC

Southfield, Michigan
June 26, 2024